Exhibit 99.1

             ASTORIA FINANCIAL CORPORATION ANNOUNCES 8% INCREASE IN
                           THIRD QUARTER EPS TO $0.57

          QUARTERLY CASH DIVIDEND OF $0.20 PER COMMON SHARE DECLARED

     LAKE SUCCESS, N.Y., Oct. 20 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported diluted earnings per share ("EPS") for the quarter ended September 30, 2005 of $0.57, an 8% increase from $0.53 EPS for the 2004 third quarter. Net income for the 2005 third quarter increased to $59.2 million from $58.1 million for the quarter ended September 30, 2004. For the 2005 third quarter, annualized returns on average equity, average tangible equity and average assets were 17.09%, 19.73 % and 1.05%, respectively, compared to 16.82%, 19.42% and 1.02%, respectively, for the comparable 2004 period.

     For the nine months ended September 30, 2005, net income increased to $176.1 million, or $1.69 EPS, up 4% and 11%, respectively, from $169.0 million, or $1.52 EPS for the comparable 2004 period. For the nine months ended September 30, 2005, annualized returns on average equity, average tangible equity and average assets increased to 17.06%, 19.71%, and 1.02%, respectively, from 16.15%, 18.62% and 1.00%, respectively, for the comparable 2004 period.

     Third Quarter 2005 Highlights:
     -- Return on average equity: 17.09%*, up 27 basis points from comparable period last year
     -- Return on average tangible equity: 19.73%*, up 31 basis points from comparable period last year
     --   Deposits increased $220 million, or 7% annualized
     --   Loan portfolio increased $357 million, or 10% annualized
          - Multifamily/Commercial Real Estate ("CRE") loan portfolios increased $113 million, or 12% annualized, and represent 28% of total loans
          - One-to-Four Family loan portfolio increased $243 million, or 10% annualized
     --   Securities portfolio declined $681 million, or 35% annualized
     --   Borrowings declined $469 million, or 22% annualized
     --   Repurchased 1.5 million common shares

     *    On an annualized basis

     Commenting on the 2005 third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "The operating environment continued to be challenging during the third quarter with the two-to-five year portion of the yield curve remaining relatively flat. Nevertheless, we continued our strategy of improving the quality of the balance sheet by producing solid deposit and loan growth while significantly reducing securities and borrowings through normal cash flow. These efforts resulted in solid increases in earnings, earnings per share and related returns for the third quarter."

     Board Declares Quarterly Cash Dividend of $0.20 Per Share
     The Board of Directors of the Company, at their October 19, 2005 meeting, declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on December 1, 2005 to shareholders of record as of November 15, 2005. This is the forty-second consecutive quarterly cash dividend declared by the Company.

     Tenth Stock Repurchase Program Continues
     During the third quarter, Astoria repurchased 1.5 million shares of its common stock at an average cost of $27.83 per share. For the nine month period ended September 30, 2005 Astoria repurchased 4.1 million shares at an average cost of $26.95 per share. To date, under the tenth program that commenced during the 2004 third quarter, Astoria has repurchased 9.5 million shares of the 12 million shares authorized.

     Hurricane Katrina Disaster Relief Donation
     Astoria has pledged to donate $341,000 to the American Red Cross Disaster Relief Fund to benefit the Gulf Coast victims of Hurricane Katrina. The donation, which is reflected in 2005 third quarter general and administrative expense, includes a $250,000 corporate leadership donation and related double matching funds of $91,000 in support of director, officer and employee contributions totaling $45,500.

     Third Quarter and Nine Month 2005 Earnings Summary
     Net interest income for the quarter ended September 30, 2005 totaled $118.5 million compared to $121.9 million a year ago. For the nine months ended September 30, 2005, net interest income increased 4% to $365.1 million from $349.7 million in the 2004 nine month period.

     Astoria's net interest margin for the quarter ended September 30, 2005 declined five basis points from the same period a year ago to 2.20%. On a linked quarter basis, the net interest margin decreased just one basis point. Commenting on the net interest margin, Mr. Engelke noted, "Clearly, continuing to reduce the lower yielding securities portfolio and borrowings while growing loans and deposits has helped mitigate margin compression in the current yield curve environment."

     Non-interest income for the quarter ended September 30, 2005 increased 18% to $28.4 million from $24.0 million for the 2004 third quarter. The increase is primarily due to a $4.9 million increase in mortgage banking income, net, and $2.5 million in customer service fees, primarily offset by the absence of gains on sales of securities and lower other operating income.

     For the nine months ended September 30, 2005, non-interest income increased to $75.6 million from $74.0 million for the comparable 2004 period. The increase was primarily due to a $5.4 million increase in customer service fees and a $1.2 million increase in mortgage banking income, net, primarily offset by a $4.7 million decline in gains on sales of securities in the 2005 nine month period.

     The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

     (Dollars in millions)          3Q05        3Q04      9 Mos05     9 Mos04
     ---------------------------  --------    --------    --------    --------
     Loan servicing fees          $    1.2    $    1.4    $    3.8    $    4.4
     Amortization of MSR*             (1.3)       (1.4)       (4.0)       (5.2)
     MSR valuation adjustments         2.7        (1.9)        2.6         1.9
     Net gain on sale of loans         1.1         0.7         2.7         2.8
     Mortgage banking income
      (loss), net                 $    3.7    $   (1.2)   $    5.1    $    3.9

     *    Mortgage servicing rights

     General and administrative expense ("G&A") for the quarter ended September 30, 2005 declined to $57.9 million from $59.2 million for the comparable 2004 period. The decrease is primarily due to a $3.2 million arbitration award settlement in the 2004 third quarter, partially offset by a $1.9 million increase in the 2005 third quarter G&A related to the previously announced decision to outsource mortgage servicing and additional one-time expenses related to other company-wide cost saving initiatives undertaken to improve future operating efficiency. The one-time expenses incurred in the 2005 third quarter are expected to result in annual net expense savings of approximately $5 million commencing in 2006.

     For the nine months ended September 30, 2005, G&A totaled $176.0 million compared to $171.6 million for the nine months ended September 30, 2004. The increase is primarily due to an increase in advertising expense and other non-interest expense including charitable contributions and cost-saving initiatives.

     Balance Sheet Summary
     Due to the current flattening yield curve environment and lower spread availability, we continued to reduce our non-core business activities during the third quarter of 2005. Total securities for the quarter ended September 30, 2005 declined $680.9 million, or 35% annualized, to $7.1 billion at September 30, 2005, or 31% of total assets, of which $2.0 billion, or 9% of total assets, are categorized as available-for-sale. Borrowings declined $469.3 million in the third quarter of 2005, or 22% annualized, to $8.1 billion at September 30, 2005, representing 36% of total assets.

     For the nine months ended September 30, 2005 total securities declined $1.6 billion, or 25% annualized, and borrowings declined $1.4 billion, or 19% annualized. Total assets declined $195.4 million from June 30, 2005 and $785.2 million from December 31, 2004 and total $22.6 billion at September 30, 2005.

     Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

     (Dollars in millions)                  12/31/99     12/31/00     12/31/01     12/31/02     12/31/03
     -----------------------------------   ----------   ----------   ----------   ----------   ----------
     Assets                                $   22,700   $   22,341   $   22,672   $   21,702   $   22,462
     Loans                                 $   10,286   $   11,422   $   12,167   $   12,059   $   12,687
     Securities                            $   10,763   $    9,415   $    8,013   $    7,834   $    8,448
     Deposits                              $    9,555   $   10,072   $   10,904   $   11,067   $   11,187
     Borrowings                            $   11,528   $   10,324   $    9,826   $    8,825   $    9,632

                                                                              Change
     (Dollars in millions)                  12/31/04     9/30/05        12/31/99-9/30/05
     -----------------------------------   ----------   ----------   -----------------------
     Assets                                $   23,416   $   22,631            +  --%
     Loans                                 $   13,263   $   14,107            +  37%
     Securities                            $    8,710   $    7,089            -  34%
     Deposits                              $   12,323   $   12,806            +  34%
     Borrowings                            $    9,470   $    8,099            -  30%

     During the 2005 third quarter, the 1-4 family mortgage loan portfolio increased $242.5 million, or 10% annualized, to $9.5 billion at September 30, 2005. Originations and purchases totaled $983.4 million for the 2005 third quarter compared to $635.3 million in the year-ago third quarter of which 79% and 77%, respectively, consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

     For the nine months ended September 30, 2005, the 1-4 family mortgage loan portfolio increased $454.8 million, or 7% annualized. Originations and purchases for the 2005 nine month period totaled $2.4 billion compared to $2.2 billion for the comparable 2004 period of which 78% and 73%, respectively, consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

     During the 2005 third quarter, the multifamily and CRE loan portfolio increased $113.0 million, or 12% annualized, to $3.9 billion at September 30, 2005, or 28% of total loans outstanding. Multifamily and CRE originations totaled $270.6 million for the 2005 third quarter compared to $349.8 million for the comparable 2004 period. The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

     For the 2005 nine month period, the multifamily and CRE loan portfolio increased $353.8 million, or 13% annualized. Originations totaled $769.0 million for the 2005 nine month period compared to $863.8 million for the comparable 2004 period.

     At September 30, 2005, non-performing assets increased to $39.2 million, or 0.17% of total assets, from $30.1 million, or 0.13% of total assets, at June 30, 2005. The increase is due to increases in non-performing multifamily loans. The average LTV of the non-performing multifamily loans at September 30, 2005 is 63.7% with an average debt coverage ratio of 1.60. Subsequent to September 30, 2005, $6.8 million of non-performing mortgage loans have become current or have been paid off.

     Deposits increased $220.4 million from June 30, 2005, or 7% annualized, and total $12.8 billion at September 30, 2005. For the nine months ended September 30, 2005, deposits increased $482.4 million, or 5% annualized. These increases are primarily due to increases in medium-term and Liquid CD accounts. During 2005, we have grown our medium-term CD deposits at a significant discount to alternative funding sources which, in addition to contributing to the management of interest rate risk, permits us to reduce our borrowing levels and continues to produce new customers from our communities, creating relationship development opportunities. For the nine months ended September 30, 2005, $2.5 billion of non-Liquid CDs, with an average rate of 2.70% and an average original maturity of 19 months matured and $2.9 billion of non-Liquid CDs were issued or repriced at an average rate of 3.23% and an average maturity of 15 months. Since the introduction of our Liquid CD account in the 2005 first quarter, balances have grown to $479.4 million at September 30, 2005. Core deposits, including Liquid CDs, at September 30, 2005 total $5.4 billion, with an average rate of just 58 basis points for the 2005 third quarter.

     Stockholders' equity was $1.4 billion, or 6.13% of total assets at September 30, 2005. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.20%, 6.20% and 12.11%, respectively, at September 30, 2005.

     Future Outlook
     Commenting on the outlook for the remainder of 2005 and 2006, Mr. Engelke stated, "The operating environment continues to remain challenging as a result of rising short term interest rates and a continuing flattening of the yield curve. Accordingly, we will continue our strategy of shrinking the securities portfolio and borrowings through normal cash flow, while we emphasize deposit and loan growth, all of which will continue to improve the quality of the balance sheet and earnings and will help maintain the margin at current to slightly lower levels. This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens."

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.6 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.8 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

     Earnings Conference Call October 20, 2005 at 3:30 p.m. (ET)
     The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, October 20, 2005 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 967-7140.

     A telephone replay will be available on October 20, 2005 from 7:00 p.m.
(ET) through October 28, 2005, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 6615654. The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.

     Forward Looking Statements
     This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

     Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

                                                            At                 At
                                                      September 30,       December 31,
                                                           2005               2004
                                                     ---------------    ---------------
ASSETS
Cash and due from banks                              $       149,443    $       138,809
Repurchase agreements                                        272,505            267,578
Mortgage-backed and other securities
 available-for-sale                                        1,976,614          2,406,883
Mortgage-backed and other securities
 held-to-maturity
 (fair value of $5,040,661 and
 $6,306,760, respectively)                                 5,111,901          6,302,936
Federal Home Loan Bank of New York
 stock, at cost                                              123,145            163,700
Loans held-for-sale, net                                      28,120             23,802
Loans receivable:
  Mortgage loans, net                                     13,579,487         12,746,134
  Consumer and other loans, net                              527,433            517,145
                                                          14,106,920         13,263,279
  Allowance for loan losses                                  (82,047)           (82,758)
  Total loans receivable, net                             14,024,873         13,180,521
Mortgage servicing rights, net                                17,214             16,799
Accrued interest receivable                                   80,251             79,144
Premises and equipment, net                                  151,183            157,107
Goodwill                                                     185,151            185,151
Bank owned life insurance                                    378,601            374,719
Other assets                                                 131,677            118,720

TOTAL ASSETS                                         $    22,630,678    $    23,415,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                           $    12,805,650    $    12,323,257
  Reverse repurchase agreements                            6,280,000          7,080,000
  Federal Home Loan Bank of New York
   advances                                                1,381,000          1,934,000
  Other borrowings, net                                      438,498            455,835
  Mortgage escrow funds                                      164,441            122,088
  Accrued expenses and other
   liabilities                                               174,345            130,925

TOTAL LIABILITIES                                         21,243,934         22,046,105

Stockholders' equity:
  Preferred stock, $1.00 par value;
   5,000,000 shares authorized:
    Series A (1,800,000 shares
     authorized and - 0 - shares issued
     and outstanding)                                              -                  -
    Series B (2,000,000 shares
     authorized and - 0 - shares issued
     and outstanding)                                              -                  -
  Common stock, $.01 par value;
   (200,000,000 shares authorized;
    166,494,888 shares issued; and
    106,929,850 and 110,304,669
    shares outstanding, respectively)                          1,665              1,665
  Additional paid-in capital                                 821,265            811,777
  Retained earnings                                        1,735,962          1,623,571
  Treasury stock ( 59,565,038 and
   56,190,219 shares, at cost,
   respectively)                                          (1,110,830)        (1,013,726)
  Accumulated other comprehensive
   loss                                                      (37,452)           (28,592)
  Unallocated common stock held by
   ESOP (6,513,854 and 6,802,146 shares,
   respectively)                                             (23,866)           (24,931)

TOTAL STOCKHOLDERS' EQUITY                                 1,386,744          1,369,764

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $    22,630,678    $    23,415,869

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                              For the Three Months Ended          For the Nine Months Ended
                                     September 30,                      September 30,
                            -------------------------------    -------------------------------
                                 2005             2004              2005             2004
                            --------------   --------------    --------------   --------------
Interest income:
  Mortgage loans:
    One-to-four family      $      115,118   $      105,299    $      339,598   $      320,854
    Multi-family,
     commercial real
     estate and
     construction                   60,951           56,617           177,447          164,882
  Consumer and other
   loans                             8,199            5,385            22,455           15,073
  Mortgage-backed and
   other securities                 82,072           95,650           264,520          273,590
  Federal funds sold
   and repurchase
   agreements                        1,056              325             3,866              701
  Federal Home Loan
   Bank of New York
    stock                            1,577              804             4,400            2,637
Total interest income              268,973          264,080           812,286          777,737
Interest expense:
  Deposits                          71,903           62,116           203,928          173,248
  Borrowed funds                    78,534           80,106           243,262          254,802
Total interest expense             150,437          142,222           447,190          428,050

Net interest income                118,536          121,858           365,096          349,687
Provision for loan
 losses                                  -                -                 -                -
Net interest income
 after provision for
 loan losses                       118,536          121,858           365,096          349,687
Non-interest income:
  Customer service
   fees                             17,798           15,316            49,049           43,619
  Other loan fees                    1,397            1,186             3,643            3,636
  Net gain on sales of
   securities                            -            2,279                 -            4,651
  Mortgage banking
   income (loss), net                3,703           (1,229)            5,067            3,904
  Income from bank
   owned life
   insurance                         4,070            4,208            12,435           12,886
  Other                              1,404            2,276             5,446            5,345
Total non-interest
 income                             28,372           24,036            75,640           74,041
Non-interest expense:
  General and
   administrative:
    Compensation and
     benefits                       31,060           30,500            91,817           91,546
    Occupancy,
     equipment and
     systems                        15,978           15,943            47,790           48,434
    Federal deposit
     insurance
     premiums                          432              439             1,327            1,329
    Advertising                      1,765            1,652             7,540            5,062
    Other                            8,680           10,634            27,516           25,200
Total non-interest
 expense                            57,915           59,168           175,990          171,571

Income before income
 tax expense                        88,993           86,726           264,746          252,157
Income tax expense                  29,814           28,619            88,692           83,136

Net income                  $       59,179   $       58,107    $      176,054   $      169,021

Basic earnings per
 common share               $         0.59   $         0.54    $         1.72   $         1.55

Diluted earnings per
 common share               $         0.57   $         0.53    $         1.69   $         1.52

Basic weighted average
 common shares                 101,058,022      107,072,907       102,149,797      109,118,145
Diluted weighted
 average common and
 common equivalent
 shares                        103,088,233      108,728,370       104,069,045      110,970,129

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                               At or For the                     At or For the
                                            Three Months Ended                 Nine Months Ended
                                               September 30,                     September 30,
                                      -------------------------------   -------------------------------
                                           2005             2004             2005             2004
                                      --------------   --------------   --------------   --------------
Selected Returns and
 Financial Ratios (annualized)
  Return on average
   stockholders' equity                        17.09%           16.82%           17.06%           16.15%
  Return on average tangible
   stockholders' equity (1)                    19.73            19.42            19.71            18.62
  Return on average assets                      1.05             1.02             1.02             1.00
  General and administrative
   expense to average assets                    1.02             1.04             1.02             1.02
  Efficiency ratio (2)                         39.42            40.56            39.93            40.49
  Net interest rate
   spread (3)                                   2.11             2.17             2.13             2.09
  Net interest margin (4)                       2.20             2.25             2.21             2.17

Asset Quality Data (dollars
 in thousands)
  Non-performing loans/total
   loans                                                                          0.27%            0.21%
  Non-performing loans/total
   assets                                                                         0.17             0.12
  Non-performing
   assets/total assets                                                            0.17             0.12
  Allowance for loan
   losses/non-performing
   loans                                                                        216.39           306.78
  Allowance for loan
   losses/non-accrual loans                                                     219.22           310.82
  Allowance for loan
   losses/total loans                                                             0.58             0.65
  Net charge-offs to average
   loans outstanding
   (annualized)                                 0.01%            0.00%            0.01             0.00

  Non-performing assets                                                 $       39,213   $       27,369
  Non-performing loans                                                          37,916           26,991
  Loans 90 days past
   maturity but still
   accruing interest                                                               490              351
  Non-accrual loans                                                             37,426           26,640
  Net charge-offs                     $          472   $           15              711              318

Capital Ratios (Astoria
 Federal)
  Tangible                                                                        6.20%            6.85%
  Core                                                                            6.20             6.85
  Risk-based                                                                     12.11            14.16

Other Data
  Cash dividends paid per
   common share                       $         0.20   $         0.17   $         0.60   $         0.50
  Dividend payout ratio                        35.09%           32.08%           35.50%           32.89%
  Book value per share (5)                                              $        13.81   $        13.12
  Tangible book value per
   share (6)                                                                     11.97            11.37
  Average equity/average
   assets                                       6.12%            6.08%            5.97%            6.20%
  Mortgage loans serviced
   for others (in thousands)                                            $    1,548,991   $    1,713,683
  Full time equivalent
   employees                                                                     1,760            1,863

(1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                            For the Three Months Ended September 30, 2005
                                           ------------------------------------------------
                                                                                Average
                                               Average                           Yield/
                                               Balance         Interest           Cost
                                           --------------   --------------   --------------
                                                                              (Annualized)
 Assets:
   Interest-earning assets:
      Mortgage loans (1):
         One-to-four family                $    9,471,378   $      115,118             4.86%
         Multi-family, commercial
          real estate and
          construction                          3,930,711           60,951             6.20
      Consumer and other loans (1)                529,622            8,199             6.19
      Total loans                              13,931,711          184,268             5.29
      Mortgage-backed and other
       securities (2)                           7,378,492           82,072             4.45
      Federal funds sold and
       repurchase agreements                      122,585            1,056             3.45
      Federal Home Loan Bank stock                123,199            1,577             5.12
   Total interest-earning assets               21,555,987          268,973             4.99
   Goodwill                                       185,151
   Other non-interest-earning
    assets                                        878,590
 Total assets                              $   22,619,728

 Liabilities and stockholders'
  equity:
   Interest-bearing liabilities:
      Savings                              $    2,710,873            2,744             0.40
      Money market                                767,711            1,866             0.97
      NOW and demand deposit                    1,565,633              233             0.06
      Liquid certificates of
       deposit                                    393,735            3,053             3.10
      Total core deposits                       5,437,952            7,896             0.58
      Certificates of deposit                   7,222,728           64,007             3.54
      Total deposits                           12,660,680           71,903             2.27
      Borrowed funds                            8,247,037           78,534             3.81
   Total interest-bearing
    liabilities                                20,907,717          150,437             2.88
   Non-interest-bearing liabilities               326,857
 Total liabilities                             21,234,574
 Stockholders' equity                           1,385,154
 Total liabilities and
  stockholders' equity                     $   22,619,728

 Net interest income/net interest
   rate spread                                              $      118,536             2.11%
 Net interest-earning assets/net
   interest margin                         $      648,270                              2.20%
Ratio of interest-earning assets
 to interest-bearing
 liabilities                                         1.03x

                                            For the Three Months Ended September 30, 2004
                                           ------------------------------------------------
                                                                                Average
                                               Average                           Yield/
                                               Balance         Interest           Cost
                                           --------------   --------------   --------------
                                                                              (Annualized)
 Assets:
   Interest-earning assets:
      Mortgage loans (1):
         One-to-four family                $    8,717,579   $      105,299             4.83%
         Multi-family, commercial
          real estate and
          construction                          3,490,790           56,617             6.49
      Consumer and other loans (1)                487,294            5,385             4.42
      Total loans                              12,695,663          167,301             5.27
      Mortgage-backed and other
       securities (2)                           8,763,907           95,650             4.37
      Federal funds sold and
       repurchase agreements                       94,472              325             1.38
      Federal Home Loan Bank stock                149,826              804             2.15
   Total interest-earning assets               21,703,868          264,080             4.87
   Goodwill                                       185,151
   Other non-interest-earning
    assets                                        837,763
 Total assets                              $   22,726,782

 Liabilities and stockholders'
  equity:
   Interest-bearing liabilities:
      Savings                              $    2,990,457            3,017             0.40
      Money market                              1,058,120            1,473             0.56
      NOW and demand deposit                    1,545,845              233             0.06
      Liquid certificates of
       deposit                                          -                -                -
      Total core deposits                       5,594,422            4,723             0.34
      Certificates of deposit                   6,449,625           57,393             3.56
      Total deposits                           12,044,047           62,116             2.06
      Borrowed funds                            8,997,278           80,106             3.56
   Total interest-bearing
    liabilities                                21,041,325          142,222             2.70
   Non-interest-bearing liabilities               303,582
 Total liabilities                             21,344,907
 Stockholders' equity                           1,381,875
 Total liabilities and
  stockholders' equity                     $   22,726,782

 Net interest income/net interest
   rate spread                                              $      121,858             2.17%
 Net interest-earning assets/net
   interest margin                         $      662,543                              2.25%
Ratio of interest-earning assets
 to interest-bearing
 liabilities                                         1.03x

(1) Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                             For the Nine Months Ended September 30, 2005
                                           ------------------------------------------------
                                                                                Average
                                               Average                           Yield/
                                               Balance         Interest           Cost
                                           --------------   --------------   --------------
                                                                              (Annualized)
 Assets:
   Interest-earning assets:
      Mortgage loans (1):
         One-to-four family                $    9,362,018   $      339,598             4.84%
         Multi-family, commercial
          real estate and
          construction                          3,813,944          177,447             6.20
      Consumer and other loans (1)                527,298           22,455             5.68
      Total loans                              13,703,260          539,500             5.25
      Mortgage-backed and other
       securities (2)                           7,962,719          264,520             4.43
      Federal funds sold and
       repurchase agreements                      184,637            3,866             2.79
      Federal Home Loan Bank stock                130,618            4,400             4.49
   Total interest-earning assets               21,981,234          812,286             4.93
   Goodwill                                       185,151
   Other non-interest-earning
    assets                                        863,831
 Total assets                              $   23,030,216

 Liabilities and stockholders'
  equity:
   Interest-bearing liabilities:
      Savings                              $    2,802,298            8,417             0.40
      Money market                                843,232            5,825             0.92
      NOW and demand deposit                    1,574,350              698             0.06
      Liquid certificates of
       deposit                                    288,023            5,998             2.78
      Total core deposits                       5,507,903           20,938             0.51
      Certificates of deposit                   7,054,729          182,990             3.46
      Total deposits                           12,562,632          203,928             2.16
      Borrowed funds                            8,757,579          243,262             3.70
   Total interest-bearing
    liabilities                                21,320,211          447,190             2.80
   Non-interest-bearing liabilities               334,032
 Total liabilities                             21,654,243
 Stockholders' equity                           1,375,973
 Total liabilities and
  stockholders' equity                     $   23,030,216

 Net interest income/net interest
   rate spread                                              $      365,096             2.13%
 Net interest-earning assets/net
   interest margin                         $      661,023                              2.21%
Ratio of interest-earning assets
 to interest-bearing
 liabilities                                         1.03x

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                             For the Nine Months Ended September 30, 2004
                                           ------------------------------------------------
                                                                                Average
                                               Average                           Yield/
                                               Balance         Interest           Cost
                                           --------------   --------------   --------------
                                                                              (Annualized)
 Assets:
   Interest-earning assets:
      Mortgage loans (1):
         One-to-four family                $    8,872,991   $      320,854             4.82%
         Multi-family, commercial
          real estate and
          construction                          3,365,136          164,882             6.53
      Consumer and other loans (1)                468,116           15,073             4.29
      Total loans                              12,706,243          500,809             5.26
      Mortgage-backed and other
       securities (2)                           8,489,863          273,590             4.30
      Federal funds sold and
       repurchase agreements                       84,662              701             1.10
      Federal Home Loan Bank stock                177,601            2,637             1.98
   Total interest-earning assets               21,458,369          777,737             4.83
   Goodwill                                       185,151
   Other non-interest-earning
    assets                                        874,952
 Total assets                              $   22,518,472

 Liabilities and stockholders'
  equity:
   Interest-bearing liabilities:
      Savings                              $    2,984,602            8,950             0.40
      Money market                              1,121,802            4,591             0.55
      NOW and demand deposit                    1,523,215              684             0.06
      Liquid certificates of
       deposit                                          -                -                -
      Total core deposits                       5,629,619           14,225             0.34
      Certificates of deposit                   6,038,738          159,023             3.51
      Total deposits                           11,668,357          173,248             1.98
      Borrowed funds                            9,152,391          254,802             3.71
   Total interest-bearing
    liabilities                                20,820,748          428,050             2.74
   Non-interest-bearing liabilities               302,456
 Total liabilities                             21,123,204
 Stockholders' equity                           1,395,268
 Total liabilities and
  stockholders' equity                     $   22,518,472

 Net interest income/net interest
   rate spread                                              $      349,687             2.09%
 Net interest-earning assets/net
   interest margin                         $      637,621                              2.17%
Ratio of interest-earning assets
 to interest-bearing
 liabilities                                         1.03x

    (1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
    (2)  Securities available-for-sale are reported at average amortized cost.

SOURCE  Astoria Financial Corporation
    -0-                             10/20/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/

-